Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan of Limelight Networks, Inc. for the registration of 3,400,436 shares of common stock of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of Limelight Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Limelight Networks, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Phoenix, Arizona

March 12, 2010